UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2023

LIFEMD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, Suite 2800

New York, NY 10022

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LFMD	The Nasdaq Global Market
Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	LFMDP	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

Medifast Collaboration and Private Placement

On December 11, 2023, LifeMD, Inc., (the “Company”) entered into a collaboration with Medifast, Inc. through and with certain of its wholly-owned subsidiaries (“Medifast”) (collectively, the “Parties”). Pursuant to certain agreements between the Parties, Medifast has agreed to pay to the Company the amount of $10 million to support the collaboration, funding enhancements to the Company platform, operations and supporting infrastructure, of which $5 million was paid at the closing on December 12, 2023, and the remainder is to be paid in two $2.5 million installments on March 31, 2024 and June 30, 2024 (or earlier upon the Company’s achievement of certain program milestones). These agreements contain customary representations, warranties, and other obligations of the Parties.

In addition, in connection with the collaboration, on December 11, 2023, the Company entered into a Stock Purchase Agreement with Medifast’s wholly-owned subsidiary Jason Pharmaceuticals, Inc. (the “Purchaser”), whereby the Company issued 1,224,425 shares of its common stock, par value $0.01 per share, in a private placement (the “Private Placement”) at a purchase price of $8.1671 per share, for aggregate proceeds of approximately $10,000,000. Also therein, the Company granted the Purchaser the right, for a period contemporaneous with the ongoing collaboration, to appoint one non-voting observer to the Board of Directors of the Company, entitled to attend Board meetings. The Private Placement closed on December 12, 2023.

Contemporaneously, the Company and the Purchaser entered into a Registration Rights Agreement, dated December 11, 2023 (the “Registration Rights Agreement”), under which the Company, upon demand by Medifast, will register the shares of common stock sold thereunder.

The issuance of shares of Common Stock in the Private Placement described above were made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D under the Securities Act.

Cleared Purchase Agreement

As previously disclosed, on January 11, 2022, the Company entered into a Stock Purchase Agreement (the “Cleared Purchase Agreement), as amended on February 4, 2003 (the “First Amendment”), by and among the Company, Cleared Technologies, PBC, a Delaware public benefit corporation (“Cleared”) and the stockholders of Cleared identified therein (the “Sellers”). On October 17, 2023, the Company issued 117,583 shares of its common stock related to the fourth of five quarterly installment payments due to the Sellers under the Cleared Purchase Agreement. The First Amendment, among other things, reduced the total purchase price for Cleared’s stock by $250 thousand to a total of $3.67 million, of which $460 thousand was paid at closing, with the remaining amount to be paid in the five quarterly installments beginning on or before February 6, 2023 and ending January 15, 2024.

The issuances of shares of the Company’s common stock pursuant to the First Amendment described above were made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.

Stock Awards and Options

In the fourth quarter of 2023, through the date of this report, the Company has issued 526,125 shares of its common stock to its employees related to vested restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) granted under its 2020 Equity and Incentive Plan and amendments thereto (the “Plan”). In the same period, the Company has issued 37,500 shares of its common stock on the exercise of stock options that were granted under the Plan.

The issuances of shares pursuant to the RSUs, RSAs, and stock options identified above were not registered under the Securities Act of 1933, as amended. Such issuances were made in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Rule 506 of Regulation D under the Securities Act.

Item 7.01 Regulation FD Disclosure.

On December 13, 2023, the Company issued a press release, attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the collaboration with Medifast, the Private Placement and related transactions.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

The information related to the Medifast collaboration and Private Placement disclosed under Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 8.01 to the extent required herein.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Press Release dated December 13, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEMD, INC.

Dated:	December 13, 2023	By:	/s/ Eric Yecies
Eric Yecies
Chief Legal Officer and General Counsel